UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report  (Date of earliest event reported):

November 22, 2005

McCormick & Company, Incorporated

(Exact name of registrant as specified in its charter)

Maryland	0-748	52-0408290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 Loveton Circle Sparks, Maryland		21152
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (410) 771-7301

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b).

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c).

Item 2.05.                                          Costs Associated with Exit or Disposal Activities.

On November 22, 2005 the Board of Directors of the Company approved a restructuring plan which is intended to simplify the Company’s business, improve operations, and facilitate a strategic reorientation of the Company’s industrial business. The plan includes the consolidation of manufacturing facilities, rationalization of distribution facilities, elimination of administrative redundancies, new initiatives in the Company’s go-to-market strategies, and inventory and SKU reductions.  The Company anticipates that these actions will occur over the next three years and related charges will be recorded as phases of the plan are implemented.  The cumulative pre-tax impact is expected to be in the range of $130-$150 million, which is estimated to include approximately $85 -100 million of pre-tax cash flow. Of these charges, approximately 60% will consist of severance and other personnel costs, 15% will consist of asset write-offs and 35% will consist of other exit costs. Some costs will be recorded in 2005; however, the largest portion of the cost is expected to be recorded in 2006 with lesser amounts in 2007 and 2008.   It is anticipated that cost savings related to these actions will be achieved beginning in 2006.  In 2008, annual pre-tax savings are expected to reach approximately $50 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McCORMICK & COMPANY, INCORPORATED

Date: November 29, 2005	By:	/s/ Robert W. Skelton
Robert W. Skelton
Senior Vice President, General Counsel & Secretary